Exhibit 99.1

Consolidated Water Acquires PERC Water Corporation, Expanding its Product Offerings and Presence in the U.S.

GEORGE TOWN, Cayman Islands, October 30, 2019 -- Consolidated Water Co. Ltd. (Nasdaq Global Select Market: CWCO), a leading developer and operator of advanced water supply and treatment plants, has purchased a controlling interest in PERC Water Corporation (PERC) for approximately $4.1 million.

PERC is an innovative water infrastructure company headquartered in Costa Mesa, California that develops, designs, builds, operates and manages water and wastewater infrastructure throughout the Western U.S. The company’s proven business model provides customers certainty in cost, scheduling and performance through a wide range of project delivery methods and asset management services.

Since its inception in 1998, PERC has completed and continues to support numerous water infrastructure projects, including new facilities, facility upgrades, short and long-term operations services, and asset management engagements, and brings to Consolidated Water several active projects.

PERC’s market reach extends throughout the U.S. with a strong focus and presence in the Southwestern U.S., where water shortages are becoming increasingly prevalent. The PERC acquisition expands Consolidated Water’s product and service offerings to include advanced water and wastewater recycling plants. PERC has won numerous industry awards for its innovative designs and highly efficient project delivery model.

“This acquisition represents another milestone in our strategy to widen our geographical footprint, expand into new markets, and complement our revenue stream with synergistic product and service offerings,” commented Consolidated Water CEO, Rick McTaggart. “PERC also provides a platform to expand our core business of designing, constructing and operating desalination plants into water short regions of the U.S., particularly in the Southwest.”

PERC Founder Johan Perslow commented: “Given our many synergies and shared vision for growth, we’re excited to become a part of the Consolidated Water team. The Southwest’s water management challenges have created growing demand and opportunity for water treatment and reuse projects. Given Consolidated Water’s specialized capabilities, greater access to capital and other important resources they provide, PERC is well-positioned to take greater advantage of this fast-growing market.”

Transaction Terms

Effective October 24, 2019, Consolidated Water purchased 51% of the outstanding stock in PERC Water Corporation from existing shareholders for approximately $4.1 million. This purchase price may be adjusted based upon the final determination of actual working capital amounts at closing, but any such adjustment is not expected to be material. PERC generated approximately $8.7 million and $11.8 million in revenues over the nine months ended June 30, 2019 and the twelve months ended September 30, 2018, respectively.

As a result of the transaction, a small group including PERC senior executives now collectively own 49% of PERC. Consolidated Water has been granted a call option, exercisable after three years, to purchase the remaining 49% of PERC at market value. The minority shareholders in PERC each have individual put options, exercisable after five years, to compel Consolidated Water to buy a portion or all of their remaining 49% ownership at market value.

Additional information about the transaction is available in the Form 8-K as filed with the Securities and Exchange Commission at www.sec.gov, as well as in the investor relations section of Consolidated Water’s website at www.cwco.com.

About Consolidated Water Co. Ltd.

Consolidated Water Co. Ltd. develops and operates advanced water supply and treatment plants and water distribution systems. The company operates water production facilities in the Cayman Islands, The Bahamas and the British Virgin Islands and operates water treatment facilities in the United States. The company also manufactures and services a wide range of products and provides design, engineering, management, operating and other services applicable to commercial and municipal water production, supply and treatment, and industrial water and wastewater treatment. For more information, visit www.cwco.com.

About PERC Water Corporation

PERC Water Corporation is an innovative water infrastructure company that develops, designs, builds, operates and manages water infrastructure throughout the United States. The company’s proven approach provides certainty in cost, schedule and performance resulting in highly efficient and environmentally sensitive solutions. PERC has designed more than 60 water infrastructure projects, 31 of which were delivered as design/builder and/or operator. For more information, visit www.percwater.com.

Cautionary Note Regarding Forward-Looking Statements

This press release includes statements that may constitute "forward-looking" statements, usually containing the words "believe", "estimate", "project", "intend", "expect", "should", "will" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. Factors that would cause or contribute to such differences include, but are not limited to (i) continued acceptance of the company's products and services in the marketplace;(ii) changes in its relationships with the governments of the jurisdictions in which it operates; (iii) the outcome of its negotiations with the Cayman government regarding a new retail license agreement; (iv) its ability to complete the project under development in Baja California, Mexico; (v) the future financial performance of its subsidiary that manufactures water treatment-related systems and products and provides design, engineering, management, operating and other services applicable to commercial, municipal and industrial water production; (vi) the collection of its delinquent accounts receivable in the Bahamas; (vii) its ability to integrate and profitably operate PERC; and (viii) various other risks, as detailed in the company's periodic report filings with the Securities and Exchange Commission (“SEC”). For more information about risks and uncertainties associated with the company’s business, please refer to the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and “Risk Factors” sections of the company’s SEC filings, including, but not limited to, its annual report on Form 10-K and quarterly reports on Form 10-Q, copies of which may be obtained by contacting the company’s Secretary at the company’s executive offices or at the “Investors – SEC Filings” page of the company’s website at http://ir.cwco.com/docs/. Except as otherwise required by law, the company undertakes no obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Company Contact:

David W. Sasnett

Executive Vice President and CFO

Tel (954) 509-8200

dsasnett@cwco.com

Investor Relations Contact
Ron Both, CMA
Tel (949) 432-7566
CWCO@cma.team

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